Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of November 30, 2025. The following table provides a breakdown of the major components of our Net Asset Value as of November 30, 2025 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,324,744)	$1,396,900
Cash and cash equivalents	269,225
Foreign currencies at fair value (cost of $543)	543
Other assets	20,823
Derivative assets	3,173
Other liabilities	(34,985)
Accrued performance fee	(5,672)
Management fee payable	(408)
Net Asset Value	$1,649,599
Number of outstanding shares	59,145,850

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of November 30, 2025 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share
Series I
A-II Shares	$367,416	13,279,101	$27.67
F-I Shares	$74,631	2,733,722	$27.30
V Shares	$1	40	$25.00
E shares	$274	9,770	$28.00
I Shares	$40,769	1,490,083	$27.36
S Shares	$3	110	$27.35
Series II
A-II Shares	$1,088,700	38,823,077	$28.04
F-I Shares	$66,101	2,389,287	$27.67
V Shares	$1	40	$25.00
E shares	$1,290	45,460	$28.38
I Shares	$10,410	375,050	$27.76
S Shares	$3	110	$27.74
Total	1,649,599	59,145,850